                                                                      EXHIBIT 99


                                                           FOR IMMEDIATE RELEASE



BROWN-FORMAN REFINES DISTRIBUTION IN FLORIDA, COLORADO, AND NEW MEXICO


         LOUISVILLE, KY, MARCH 7, 2003 - Brown-Forman announced today that it has reached agreement with National Distributing Co. (NDC) in Florida to transfer the distribution rights, effective June 1, 2003, from NDC to Premier Beverage Co., a division of Charmer-Sunbelt Group. Additionally, Brown-Forman announced reaching a multi-year agreement with NDC to strengthen their strategic alliance in the states of Colorado and New Mexico.

         Brown-Forman Corporation is a diversified producer and marketer of fine quality consumer products, including Jack Daniel's, Southern Comfort, Finlandia Vodka, Canadian Mist, Fetzer and Bolla Wines, Korbel California Champagnes, Lenox, Dansk and Gorham tableware and giftware and Hartmann Luggage.

For more information, please contact Phil Lynch, Vice President, Director of Corporate Communications and Public Relations, at 502-774-7928.


                                      # # #